Exhibit (a)(1)(D)

    Letters to Brokers, Dealers, Commercial Banks, Trust Companies and Other
                                    Nominees.

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                            JERRY'S FAMOUS DELI, INC.

                           Offer to Purchase for Cash
                                      up to
                                 600,000 Shares
                             at $ 5.30 Net Per Share


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THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., CALIFORNIA TIME, ON
FRIDAY, JUNE 29, 2001, UNLESS THE OFFER IS EXTENDED.
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                                 April 27, 2001

To Brokers, Dealers, Banks,  Trust Companies and other Nominees:

         Jerry's Famous Deli, Inc. (the "Company"), a California corporation, is offering to purchase all of the outstanding shares ("Shares") of common stock, no par value per share (the "Common Stock"), of the Company at a price of $5.30 per Share, net to the seller in cash, without interest (the "Offer Price"), upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated April 27, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer").

         If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share Certificates (as defined in the Offer to Purchase) are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedures for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered according to the guaranteed delivery procedures set forth in "The Tender Offer--Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase. See Instruction 2 of the Letter of Transmittal. Delivery of documents to the Book-Entry Transfer Facility (as defined in the Offer to Purchase) in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

         The Offer is conditioned upon, among other things, (1) no person, government or government authority threatening or instituting an action or proceeding which challenges or seeks to make illegal, delay, restrain or prohibit the Company from making the offer for or purchasing the Shares or seeks to obtain damages as a result thereof and (2) no change or prospective change shall have occurred or been threatened in the properties, assets, conditions, operations or other elements of the business of the Company which, in the sole judgment of the Company, is or may be materially adverse to the value of the Company or the value of the Shares to the Company. See "The Tender Offer - Certain Conditions to the Offer" of the Offer to Purchase.

         Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

         Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

           1. Offer to Purchase dated April 27, 2001;

           2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer (facsimile copies of the Letter of Transmittal with original signatures and all required signature guarantees may be used to tender the Shares);

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           3. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

           4. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if time will not permit all required documents to reach the Depositary by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

           5. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

           6. Return envelope addressed to U.S. Stock Transfer Corporation, as Depositary.

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PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
CALIFORNIA TIME, ON FRIDAY, JUNE 29, 2001, UNLESS THE OFFER IS EXTENDED.
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WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

         The Company will pay no fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent, as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed by the Company upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed Offer materials to your customers.

         The Company will pay or cause to be paid any transfer taxes payable on the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in "The Tender Offer - Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

         Questions and requests for additional copies of the enclosed material may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of the enclosed Offer to Purchase.


                                                Very truly yours,


                                                JERRY'S FAMOUS DELI, INC.

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NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY
OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE THEREOF OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED THEREIN.
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